                              HALLIBURTON COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  EXHIBIT 12.1

                                              YEARS ENDED DECEMBER 31
                                       -----------------------------------------
                          SIX MONTHS
                             ENDED
                         JUNE 30, 1997
                           UNAUDITED    1996     1995    1994    1993     1992
                         ------------- -------  ------  ------  -------  -------
                                (MILLIONS OF DOLLARS, EXCEPT RATIOS)
Earnings:
  Income (loss) from
   continuing operations
   before provision for
   income taxes,
   minority interest,
   and cumulative effect
   of changes in
   accounting methods...    $312.5     $ 404.2  $387.8  $297.8  $(132.4) $(145.3)
Add (deduct):
  Interest expense......      15.7        24.0    46.5    47.4     49.9     53.4
  Amortization of debt
   discount and issue
   costs................       0.1         0.1     0.6     0.7      0.8      0.6
  One-third of long-term
   rent.................      15.4        30.7    30.5    46.6     58.3     66.3
  Equity in income of
   joint venture
   operations...........     (60.6)     (105.5)  (88.4)  (93.0)   (76.3)   (40.5)
  Dividends received
   from joint venture
   operations...........       1.5         7.2     7.3    12.0      9.3     26.9
                            ------     -------  ------  ------  -------  -------
    Total earnings......    $284.6     $ 360.7  $384.3  $311.5  $ (90.4) $ (38.6)
                            ======     =======  ======  ======  =======  =======
Fixed charges:
  Interest expense......    $ 15.7     $  24.0  $ 46.5  $ 47.4  $  49.9  $  53.4
  Amortization of debt
   discount and issue
   costs................       0.1         0.1     0.6     0.7      0.8      0.6
  One-third of long-term
   fixed rent...........      15.4        30.7    30.5    46.6     58.3     66.3
                            ------     -------  ------  ------  -------  -------
    Total fixed charges.    $ 31.2     $  54.8  $ 77.6  $ 94.7  $ 109.0  $ 120.3
                            ======     =======  ======  ======  =======  =======
Ratio of earnings to
 fixed charges..........       9.1         6.6     5.0     3.3    (a)      (a)
                            ======     =======  ======  ======  =======  =======
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(a) Earnings were inadequate to cover fixed charges in 1993 and 1992 by $199.4 million and $158.9 million, respectively.